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                                                                  Exhibit 4.1(l)
                                                                  2001 Form 10-K

                       AMENDMENT NO. 12 TO LOAN AGREEMENT

      This is Amendment No. 12 to an Amended and Restated Loan Agreement dated as of June 17, 1996, subsequently amended (the "Loan Agreement"), between The Oilgear Company ("Company") and M&I Marshall & Ilsley Bank ("M&I").

      In consideration of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, it is hereby agreed that:

                             ARTICLE I - DEFINITIONS

       When used herein, the following terms shall have the meanings specified:

       1. Amendment. "Amendment" shall mean this Amendment No. 12 to Loan Agreement.

       2. Loan Agreement. "Loan Agreement" shall mean the Loan Agreement between M&I and the Company, dated as of September 28, 1990, as Amended and Restated on June 17, 1996, and subsequently amended.

       3. Other Terms. The other capitalized terms used in this Amendment shall have the definitions specified in the Loan Agreement.

                             ARTICLE II - AMENDMENTS

       The Loan Agreement is deemed amended as of the date hereof as follows:

       4. Article I - Definitions. "Consolidated Tangible Net Worth". The definition of "Consolidated Tangible Net Worth" is hereby amended and restated in its entirety to read as follows:

            Consolidated Tangible Net Worth. "Consolidated Tangible Net Worth" shall mean the excess, if any, of all consolidated assets of the Company and all Subsidiaries (excluding goodwill, patents, trademarks, trade names, copyrights and other assets properly classified as intangible assets) over all consolidated liabilities of the Company and all Subsidiaries determined in accordance with generally accepted account principles minus, to the extent not already deducted from the foregoing, (a) the net book value of drawings, patterns and patents,
(b) adjustments from foreign currency translation and (c) adjustments from defined benefit pension plan.

       5. Article II - Section 2.1 Revolving Credit Loans. Subsection (c). This section of the Agreement is hereby amended and restated in its entirety to read as follows:

            (c) Interest Rate shall be determined based on the Company's Funded Debt to EBITDA Ratio as follows:


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
      Funded Debt/                                                       Spread over
      EBITDA                                                             LIBOR
      ------                                                             -----
      less than or equal to 1.50:1.00                                  1.25 b.p.
      less than or equal to 2.00:1.00 but greater than 1.50:1.00        150 b.p.
      less than or equal to 2.50:1.00 but greater than 2.00:1.00        175 b.p.
      less than or equal to 3.00:1.00 but greater than 2.50:1.00        200 b.p.
      less than or equal to 3.50:1.00 but greater than 3.00:1.00        225 b.p.
      less than or equal to 4.00:1.00 but greater than 3.50:1.00        250 b.p.
      greater than 4.00:1.00                                            300 b.p.
      All rates subject to a rate floor of 5.00%.


      In the event that the Funded Debt to EBITDA Ratio of the Company at the end of any fiscal quarter shall change so as to result in a different spread over LIBOR, as defined in the Agreement, the new spread for purposes of determining the applicable interest rate for any Revolving Credit Loans shall change effective as of the first business day of the calendar month following M&I's receipt of the Company's quarterly financial statements for the preceding fiscal quarter showing a Funded Debt to EBITDA Ratio resulting in a change in the spread. The applicable interest spread will be increased or decreased, as the case may be, as demonstrated by such financial statements, effective as of such first business day of the calendar month.

      "Funded Debt" shall mean all liabilities or obligations of Company or any Subsidiary, whether primary or secondary or absolute or contingent: (a) for borrowed money or for the deferred purchase price of property or services (excluding trade obligations incurred in the ordinary course of business, which are not the result of any borrowing); (b) as lessee under any leases that have been or should be capitalized according to GAAP; (c) evidenced by notes, bonds, debentures or similar obligations; (d) under any guaranty or endorsement (other than in connection with the deposit and collection of checks in the ordinary course of business), and other contingent obligations to purchase, provide funds for payment, supply funds to invest in any Person, or otherwise assure a creditor against loss; or (e) secured by any liens on assets of Company or any Subsidiary, whether or not the obligations secured have been assumed by Company or any Subsidiary.

      "EBITDA" shall mean, for the four most recently completed fiscal quarters, net income for such period plus all amounts deducted in arriving at such net income in respect of (i) all charges for depreciation of fixed assets, (ii) charges for amortization of intangibles, (iii) all interest expense with respect to all indebtedness, and (iv) all taxes imposed on or measured by income or excess profits (whether deferred or paid).

      6. Article V - Section 5.6 Capital Expenditures. This section of the Agreement is hereby amended and restated in its entirety to read as follows:

            6.6 Capital Expenditures. Make, or enter into any binding agreement to make, expenditures for fixed or capital assets in any fiscal year in excess, in the aggregate on a noncumulative basis of the amount of the depreciation taken for such fiscal year end December 31, 2001, thereafter, make, or enter into any binding agreement to make, expenditures for fixed or capital assets in any fiscal year in excess, in the aggregate on a noncumulative basis, of: (a) the amount of the depreciation taken for such fiscal year, PLUS (b) an amount equal to the Consolidated Net Income of the Company and its Subsidiaries for the same such fiscal year.



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      7. Article VI - Section 6.11 Consolidated Debt Service Coverage Ratio.
This section of the Agreement is hereby amended and restated in its entirety to read as follows:

            6.11 Consolidated Debt Service Coverage Ratio. Maintain at all times a Consolidated Debt Service Coverage Ratio of at least 1.05:1.00 as of December 31, 2001 and 1.15:100 as of March 31, 2002, June 30, 2002 and September 30,
2002. EBITDA component for the December 31, 2001, March 31, 2002 and June 30, 2002 quarters to be computed annualizing (multiplying by 4) that specific quarter's EBITDA without respect to prior quarter's results. For the September 30, 2002 quarter and thereafter, EBITDA is to be computed on a rolling four quarter basis.

      8. Article VI - Section 6.12 Funded Debt to EBITDA. This section of the Agreement is hereby amended and restated in its entirety to read as follows:

            6.12 Funded Debt to EBITDA. Maintain at all times a Funded Debt to EBITDA Ratio of not greater than 5.25:1.00 as of December 31, 2001, 5.20:1.00 as of March 31, 2002 and 4.25:1.00 as of June 30, 2002 and September 30, 2002.
EBITDA component for the December 31, 2001, March 31, 2002 and June 30, 2002 quarters to be computed by annualizing (multiplying by 4) that specific quarter's EBITDA without respect to prior quarter's results. For the September 30, 2002 quarter and thereafter, EBITDA is to be computed on a rolling four quarter basis.

                  ARTICLE III - REPRESENTATIONS AND WARRANTIES

      The Company hereby represents and warrants to M&I that:

      9. Loan Agreement. All of the representations and warranties made by the Company in the Loan Agreement are true and correct on the date of this Amendment. No Default or Event of Default under the Loan Agreement has occurred and is continuing as of the date of this Amendment.

      10. Authorization; Enforceability. The making, execution and delivery of this Amendment, the Revolving Credit Note and the Pound Sterling Note and performance of and compliance with the terms of the Loan Agreement as amended, have been duly authorized by all necessary corporate action by the Company. This Amendment the Revolving Credit Note and the Pound Sterling Note are valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

      11. Absence of Conflicting Obligations. The making, execution and delivery of this Amendment, and performance and compliance with the terms of the Loan Agreement as amended, do not violate any presently existing provisions of law or the Articles of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound.

                           ARTICLE IV - MISCELLANEOUS

      12. Continuance of Loan Agreement, the Notes and the Security Agreement. Except as specifically amended by this Agreement, the Loan Agreement, the Notes and the Security Agreement shall remain in full force and effect.


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      13. Survival. All agreements, representations and warranties made in this
Amendment or in any documents delivered pursuant to this Amendment shall survive the execution of this Amendment and the delivery of any such document

      14. Governing Law. This Amendment and the other documents issued pursuant to this Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of Wisconsin applicable to contracts made and wholly performed within such state.

      15. Counterparts; Headings. This Amendment may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same agreement. Article and Section headings in the Amendment are inserted for convenience of reference only and shall not constitute a part hereof.

      16. Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Amendment or affecting the validity or enforceability of such provision in any other jurisdiction.

      In witness whereof, the parties hereto have executed this Amendment No. 12 to Loan Agreement as of this 25th day of January, 2002.

M&I Marshall & Ilsley Bank (SEAL)            The Oilgear Company (SEAL)


By: /s/ Gus Hernandez                        By: /s/ T.J. Price
       ----------------------                    -----------------------------

Title: Vice President                        Title:  VP, CFO & Sec.
       ----------------------                        -------------------------

By: /s/ Mark Hogan
    -------------------------

Title: Senior Vice President
       ----------------------

770 North Water Street                    2300 South 51st Street
Milwaukee, Wisconsin 53202                      Milwaukee, Wisconsin 53219




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